Exhibit 99.3

Unaudited Condensed Consolidated Financial Statements

February 28, 2006

FARNAM COMPANIES, INC. AND SUBSIDIARY

FARNAM COMPANIES, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheet

February 28, 2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$450,000
Trade receivables, net of allowance for doubtful accounts	25,272,970
Inventories	30,871,542
Prepaids and other current assets	3,223,271

Total current assets	59,817,783
PROPERTY AND EQUIPMENT, NET	11,068,332
INTANGIBLE ASSETS	11,207,466
OTHER ASSETS	2,009,618

$84,103,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,923,000
Outstanding checks in excess of bank balance	5,916,217
Accrued expenses and other current liabilities	5,810,418

Total current liabilities	17,649,635

LONG-TERM DEBT - RELATED PARTY	207,694

STOCKHOLDERS’ EQUITY
Common stock, no par value per share
Class A, voting 5,000,000 shares authorized; 1,923,077 shares issued and outstanding	12,000
Class B non-voting 10,000,000 shares authorized; 8,076,923 shares issued and outstanding	50,400
Retained earnings	66,183,470

66,245,870

$84,103,199

See Notes to Unaudited Condensed Consolidated Financial Statements.

FARNAM COMPANIES, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statement of Income

For The Three Months Ended February 28, 2006

SALES	$31,188,750
COST OF GOODS SOLD	14,841,205

Gross profit	16,347,545

OPERATING COSTS AND EXPENSES
Freight and warehousing	1,347,780
Selling, marketing and advertising	8,710,371
Research and development	1,007,813
General and administrative	10,071,265
Depreciation and amortization	458,830

21,596,059

LOSS FROM OPERATIONS	(5,248,514)
OTHER INCOME (EXPENSE)
Other income	262,258
Interest income	245,812
Interest expense	(9,345)

498,725

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,749,789)
PROVISION FOR INCOME TAXES	—

NET LOSS	$(4,749,789)

See Notes to Unaudited Condensed Consolidated Financial Statements.

FARNAM COMPANIES, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statement of Cash Flows

For The Three Months Ended February 28, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($4,749,789)

Adjustments to reconcile net loss to cash used by operating activities
Depreciation	366,171
Amortization	286,576
Write-down of intangible assets	75,893
Allowance for doubtful accounts	25,000
(Increase) decrease in
Trade receivables	(4,771,497)
Inventories	(8,202,185)
Prepaid and other current assets	(1,511,845)
Increase (decrease) in
Accounts payable	(1,835,871)
Outstanding checks in excess of bank balance	5,916,217
Accrued expenses and other current liabilities	(6,403,128)
Income tax payable	(45,325)

Total adjustments	(16,099,994)

Net cash used by operating activities	(20,849,783)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of investments	6,908,513
Additions to property and equipment	(412,799)
Purchase of intangible assets	(1,500,000)
Cash surrender value life insurance	2,204,653
Net change in other assets and deposits	5,750

Net cash provided by investing activities	7,206,117

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to shareholders	(18,000,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(31,643,666)
CASH AND CASH EQUIVALENTS, beginning of year	32,093,666

CASH AND CASH EQUIVALENTS, February 28, 2006	$450,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the year for:
Interest	$9,345

Income taxes	$52,040

See Notes to Unaudited Condensed Consolidated Financial Statements.

FARNAM COMPANIES, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 28, 2006

NOTE 1 – BASIS OF PRESENTATION

The condensed consolidated balance sheet of Farnam Inc., and Subsidiary (the “Company”) as of February 28, 2006, the condensed consolidated statement of operations for the three months ended February 28, 2006 and the condensed consolidated statement of cash flows for the three months ended February 28, 2006 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods mentioned above, have been made.

Due to the seasonal nature of the Company’s business, the results of operations of the three months ended February 28, 2006 are not indicative of the operating results that may be expected for the entire fiscal year. These interim financial statements should be read in conjunction with the Company’s annual audited financial statements and related notes.

In addition, the condensed consolidated statement of operations for the three months ended February 28, 2006 includes approximately $7.3 million of costs associated with the sale of all of the Company’s outstanding stock to Central Garden & Pet Company (“Central”) (NASDAQ: CENT). Central’s acquisition of the Company was completed effective as of February 28, 2006. During the three months ended February 28, 2006, and prior to the acquisition of the Company by Central, an $18 million distribution was made to shareholders.

NOTE 2 – INVENTORIES

Inventories consisted of the following at February 28, 2006:

Finished goods	$24,786,219
Raw materials	6,145,395

30,931,614
LIFO reserve	(60,072)

$30,871,542

NOTE 3 – INTANGIBLES

In January 2006, the Company purchased a product line and settled a lawsuit with a third party for $5,000,000. The actual costs associated with settlement were $3,500,000 and were reflected in the Company’s fiscal 2005 earnings, as discussed in the notes to the Company’s Consolidated Financial Statements for the Year Ended November 30, 2005. The value of the product line purchased was $1,500,000. The Company paid the $5,000,000 settlement in January 2006.

NOTE 4 – RELATED PARTY

The Company purchases life insurance policies on stockholders and management, for which the Company is the beneficiary. The cash surrender value of the life insurance policies is included in Other Assets. In connection with the sale of the Company to Central, Farnam’s shareholders purchased the policies from Farnam for $2,204,652 in February 2006.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company is partially self-funded for benefits provided under its employee health insurance plan. Amounts reserved for these claims total approximately $ 170,000 at February 28, 2006 and are included in other current liabilities.